FREIT Announces First Quarter 2025 Results

HACKENSACK, NJ, March 14, 2025 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2025. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2025	2024

GAAP Earnings (Loss) Per Share - Basic and Diluted	$0.08	$(0.07)
AFFO Per Share - Basic and Diluted	$0.16	$0.04
Dividends Per Share	$0.08	$0.05

Total Average Residential Occupancy	96.8%	95.3%
Total Average Commercial Occupancy	48.2%	50.1%

Results for the Quarter

Total real estate revenue increased 3.9% to approximately $7,269,000 for the fiscal quarter ended January 31, 2025 as compared to approximately $6,999,000 for the prior year’s comparable period. This increase was primarily attributable to an increase from the residential segment driven by an increase in base rents across most properties and an increase in the average occupancy rate from 95.3% in the prior year’s comparable period to 96.8% in the current year’s period.

Net income (loss) attributable to common equity (“Net Income (Loss)”) was Net Income of approximately $614,000 or $0.08 per share basic and diluted for the fiscal quarter ended January 31, 2025 as compared to Net Loss of approximately ($512,000) or ($0.07) per share basic and diluted for the prior year’s comparable period. The change in Net Income (Loss) was primarily driven by a decline in general and administrative expenses of approximately $963,000 attributed to costs incurred in the prior year’s comparable period for work performed for the Company by a financial advisory firm and a decline in legal and professional expenses in the current year’s period.

(Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss) Components

	For the Fiscal Quarter Ended January 31,
	2025	2024	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,906	$1,952	$(46)
Residential properties	5,363	5,047	316
Total real estate revenues	7,269	6,999	270

Operating expenses:
Real estate operating expenses	3,736	3,509	227
General and administrative expenses	845	1,808	(963)
Depreciation	723	725	(2)
Total operating expenses	5,304	6,042	(738)

Financing costs	(1,873)	(1,842)	(31)

Investment income	400	407	(7)

Income (loss) on investment in tenancy-in-common	9	(109)	118

Net loss on sale of Maryland properties	—	(79)	79

Net income (loss)	501	(666)	1,167

Net loss attributable to noncontrolling interests in subsidiaries	113	154	(41)

Net income (loss) attributable to common equity	$614	$(512)	$1,126

Earnings (loss) per share:
Basic and diluted	$0.08	$(0.07)	$0.15

Weighted average shares outstanding:
Basic and diluted	7,463	7,450

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $2,994,000 for the fiscal quarter ended January 31, 2025 from approximately $2,865,000 for the prior year’s comparable period. NOI for the commercial properties decreased to approximately $567,000 for the fiscal quarter ended January 31, 2025 from approximately $654,000 for the prior year’s comparable period.

Financing Update

On December 15, 2024, the mortgage secured by an apartment building located in Middletown, New York and the corresponding interest rate swap contract on its underlying loan came due with no settlement of the swap contract due at maturity. Effective December 15, 2024, FREIT Regency, LLC entered into a loan extension and modification agreement with the lender of this loan, Provident Bank, with a then outstanding loan balance of approximately $13.9 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for three years to December 15, 2027, the interest rate on the outstanding debt is based on a fixed interest rate of 6.05% and monthly installments of principal and interest of approximately $84,521 are required.

Effective February 1, 2025, Valley National Bank extended the loan secured by FREIT’s Westwood Plaza shopping center located in Westwood, New Jersey with a then outstanding balance of approximately $15.7 million for 90 days from a maturity date of February 1, 2025 to a maturity date of May 1, 2025 under the same terms and conditions of the existing loan agreement. Management expects this loan to be further extended, however, until such time as a definitive agreement providing for an extension of this loan is entered into, there can be no assurance this loan will be extended.

Dividend

The Board of Directors of FREIT declared a first quarter dividend of $0.08 per share on the common stock to holders of record of the shares at the close of business on February 28, 2025. The payment date for the dividend is March 14, 2025. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2025		2024
	(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$501		$(666)
Depreciation of consolidated properties	723		725
Amortization of deferred leasing costs	26		26
Distributions to non-controlling interests	(360	)(b)	(180)
Net loss on sale of Maryland properties	—		79
Adjustment to loss on investment in tenancy-in-common for depreciation	365		362
FFO	$1,255		$346

Per Share - Basic and Diluted	$0.17		$0.05

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.1 million related to the sale of the Rotunda property located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$1,255		$346
Deferred rents (Straight lining)	28		29
Capital Improvements - Apartments	(77)		(96)
AFFO	$1,206		$279

Per Share - Basic and Diluted	$0.16		$0.04

Weighted Average Shares Outstanding:
Basic and Diluted	7,463		7,450

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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